EXHIBIT 23
                             DENBURY RESOURCES INC.
                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of Denbury Resources Inc. on Forms S-8 (Registration No-333-1006, 333-27995 and 333-70485) of our reports dated February 19, 1999 (which express an unqualified opinion and for U.S. Readers had a Canada-U.S. reporting difference which would require the addition of an explanatory paragraph (following the opinion paragraph) relating to the Company's ability to continue as a going concern), with respect to the consolidated financial statements and schedule of Denbury Resources Inc. appearing in the Annual Report on Form 10-K of Denbury Resources Inc. for the year ended December 31, 1998.



Deloitte & Touche LLP



Chartered Accountants
Calgary, Alberta

March 1, 1999